Exhibit (12)

2049 Century Park East Los Angeles, CA 90067 United States
+1 310 552 4200	Facsimile: +1 310 552 5900
www.kirkland.com

March 13, 2025

Ares Strategic Income Fund

245 Park Avenue, 44th Floor

New York, New York 10167

Re:  Ares Strategic Income Fund 5.700% Notes due 2028, 6.350% Notes due 2029, 5.600% Notes due 2030 and 6.200% Notes due 2032

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel to Ares Strategic Income Fund, a Delaware statutory trust (the “Fund”), in connection with the Fund’s offer (the “Exchange Offer”) to exchange (i) $1,000,000,000 aggregate principal amount of its outstanding 5.700% Notes due 2028 (the “5.700% Restricted Notes”), (ii) $700,000,000 aggregate principal amount of its outstanding 6.350% Notes due 2029 (the “6.350% Restricted Notes”), (iii) $750,000,000 aggregate principal amount of its outstanding 5.600% Notes due 2030 (the “5.600% Restricted Notes”) and (iv) $750,000,000 aggregate principal amount of its outstanding 6.200% Notes due 2032 (the “6.200% Restricted Notes” and, together with the 5.700% Restricted Notes, the 6.350% Restricted Notes and the 5.600% Restricted Notes, the “Existing Notes”) for (w) $1,000,000,000 aggregate principal amount of its new 5.700% Notes due 2028 (the “5.700% Exchange Notes”), (x) $700,000,000 aggregate principal amount of its new 6.350% Notes due 2029 (the “6.350% Exchange Notes”), (y) $750,000,000 aggregate principal amount of its new 5.600% Notes due 2030 (the “5.600% Exchange Notes”) and (z) $750,000,000 aggregate principal amount of its new 6.200% Notes due 2032 (the “6.200% Exchange Notes” and, together with the 5.700% Exchange Notes, the 6.350% Exchange Notes and the 5.600% Exchange Notes, the “Exchange Notes”), respectively, pursuant to the Registration Statement on Form N-14 (File No. 333-281691), initially filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on August 21, 2024 (as amended, the “Registration Statement”). The Registration Statement provides that the Existing Notes may be exchanged for the Exchange Notes on the terms set forth in the final prospectus included in the Registration Statement at the time it becomes effective (the “Prospectus”).

The 6.350% Restricted Notes were issued, and the 6.350% Exchange Notes are to be issued, pursuant to the provisions of the Indenture dated June 5, 2024, between the Fund and U.S. Bank Trust Company, National Association, as trustee (together with any successors or assigns, the “Trustee”) (the “Base Indenture”), as supplemented by the first supplemental indenture, dated June 5, 2024, between the Fund and the Trustee. The 5.600% Restricted Notes were issued, and the 5.600% Exchange Notes are to be issued, pursuant to the provisions of the Base Indenture, as supplemented by the second supplemental indenture, dated October 2, 2024, between the Fund and the Trustee. The 5.700% Restricted Notes were issued, and the 5.700% Exchange Notes are to be issued, pursuant to the Base Indenture, as supplemented by the third supplemental indenture, dated November 21, 2024, between the Fund and the Trustee. The 6.200% Restricted Notes were issued, and the 6.200% Exchange Notes are to be issued, pursuant to the Base Indenture, as supplemented by the fourth supplemental indenture, dated January 21, 2025, between the Fund and the Trustee.

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As such counsel, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Registration Statement (including the form of Prospectus contained therein) and (ii) such corporate records of the Fund, certificates of public officials, officers of the Fund and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions hereinafter expressed.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all such documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, and the due authorization, execution and delivery of all documents by the parties thereto. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Fund, public officials and others. This opinion is based on facts and circumstances existing on the date hereof and on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder by the U.S. Treasury Department, and the interpretation of the Code and such regulations by the courts and the U.S. Internal Revenue Service (the “IRS”), in each case, as in effect and existing at the date of this opinion. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein. Statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any change made after the date of this opinion, or any inaccuracy in the facts or assumptions on which we have relied in issuing this opinion, could adversely affect our conclusion. In addition, there can be no assurance that positions contrary to those stated in our opinion will not be taken by the IRS. Our opinion is in no way binding on the IRS or any court, and it is possible that the IRS or a court could, when presented with these facts, reach a different conclusion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the statements made in the Prospectus under the caption “Certain Material U.S. Federal Income Tax Considerations,” insofar as they purport to constitute summaries of certain provisions of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of such matters in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement and the Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

We do not express any opinion herein concerning any law other than U.S. federal income tax law to the extent specifically referred to herein.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion. By rendering this opinion, we do not undertake to advise you with respect to any other matter or of any change in such laws or facts or in the interpretations of such laws which may occur after the date hereof or as to any future action that may become necessary to maintain the character of any Exchange Notes as described in the Prospectus. We cannot assure you that the IRS or a court will agree with this opinion.

Very truly yours,

/s/ Kirkland & Ellis LLP
Kirkland & Ellis LLP